Exhibit 3.62
CERTIFICATE OF LIMITED PARTNERSHIP
OF
MPT OF DALLAS LTACH, L.P.
TO THE DELAWARE SECRETARY OF STATE:
     This Certificate of Limited Partnership, dated May 3, 2006, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17 (the “Act”) to form a limited partnership under the Act.
     1. Name. The name of the limited partnership (the “Partnership”) is:
MPT of Dallas LTACH, L.P.
     2. Registered Office; Registered Agent. The mailing address of the Partnership’s registered office required to be maintained by Section 17-104 of the Act is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the Partnership’s registered agent for service of process at such address is National Registered Agents, Inc.
     3. General Partner. The name and business mailing address of the sole general partner of the Partnership are:
MPT of Dallas LTACH, LLC
1000 Urban Center, Suite 501
Birmingham, Alabama 35242
     IN WITNESS WHEREOF, the undersigned sole general partner of the Partnership has executed this Certificate of Limited Partnership as of the date first written above.

MPT OF DALLAS LTACH, LLC Sole General Partner

By:	MPT of Operating Partnership, L.P.
Its:	Sole Member

By:	/s/ Edward K. Aldag, Jr. Edward K. Aldag, Jr.
Its:	President and Chief Executive Officer